Exhibit 99.1

PRESS RELEASE

Investor Relations Contact:

Investor Relations

Embarcadero Technologies

Investor@Embarcadero.com

415/834-3131 X 282

EMBARCADERO TECHNOLOGIES, INC. ANNOUNCES

SELECTED PRELIMINARY FOURTH QUARTER 2006 RESULTS,

PROVIDES UPDATES ON NASDAQ LISTING AND

ONGOING REVIEW OF STOCK OPTION GRANT PRACTICES AND

DISCLOSES STOCKHOLDER DERIVATIVE LAWSUIT

San Francisco, CA, February 16, 2007 – Embarcadero Technologies, Inc. (NASDAQ: EMBT) today announced selected preliminary results for the fourth quarter and fiscal year ended December 31, 2006, provided updates on the continued listing of the Company’s securities on NASDAQ and the ongoing review of the Company’s stock option grant practices, and disclosed the filing of a stockholder derivative lawsuit related to the Company’s stock option grant practices.

Selected Preliminary Fourth Quarter Results

Total revenues for the fourth quarter of 2006 were $15.6 million, consistent with the prior year’s fourth quarter results of $15.6 million. License revenue decreased to $6.9 million in the fourth quarter of 2006 compared to $7.8 million in the fourth quarter of 2005. Maintenance revenue increased to $8.7 million in the fourth quarter of 2006 compared to $7.8 million in the fourth quarter of 2005.

Total revenues for the twelve months ended December 31, 2006 were $60.0 million, a 4.2% increase compared to the results of $57.6 million for the twelve months ended December 31, 2005. License revenue decreased to $26.6 million for the twelve months ended December 31, 2006 compared to $27.5 million for the twelve months ended December 31, 2005. Maintenance revenue for the twelve months ended December 31, 2006 increased to $33.3 million compared to $30.0 million for the twelve months ended December 31, 2005.

Cash, cash equivalents, and short-term investments were $71.2 million at December 31, 2006. Total deferred revenue was $17.8 million at December 31, 2006, compared to $16.0 million at December 31, 2005.

Due to the Company’s ongoing review of stock option grant practices, the Company is unable to announce full earnings results for the fourth quarter ended December 31, 2006 at this time. The Company does not expect to be in a position to announce complete and final financial results for the fourth quarter until the review has been completed.

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Update on NASDAQ Listing

On January 18, 2007, the Company appeared before a NASDAQ Listing Qualifications Panel (the “Panel”) to discuss the potential delisting of the Company’s securities from the NASDAQ Stock Market (“NASDAQ”) for failing to timely file its Quarterly Report on Form 10-Q for the period ended September 30, 2006, in violation of NASDAQ Marketplace Rule 4310(c)(14). On February 9, 2007, the Panel notified the Company that the Panel has determined to continue the listing of the Company’s securities on NASDAQ, provided that the Company meets certain requirements. Those requirements are that the Company (i) provides NASDAQ with specified information regarding the results of the Company’s ongoing review of its stock option grant practices on or about March 1, 2007, (ii) files its Quarterly Report on Form 10-Q for the period ended September 30, 2006, any other delinquent periodic reports, and any required restatements on or before April 18, 2007, and (iii) complies with all other requirements for continued listing on NASDAQ. There can be no assurance that the Company will be able to satisfy the conditions set forth above within the prescribed deadlines. In the event that the Company is unable to comply with these conditions, our securities may be delisted.

Update on Ongoing Review of the Company’s Stock Option Grant Practices

The Company also announced today that, in connection with the ongoing review of the Company’s stock option grant practices, which review is now being led by a Special Committee of the Board of Directors, the review of relevant documentation by special independent counsel is now substantially complete, and the Special Committee is working with special independent counsel to schedule all remaining interviews with Company personnel, including some current and former members of the Company’s management team.

Stockholder Derivative Lawsuit

The Company also announced today that a stockholder derivative lawsuit related to the Company’s stock option grant practices was filed in the U.S. District Court for the Northern District of California on February 9, 2007. This case, which names the Company as a nominal defendant, seeks to bring derivative claims on behalf of the Company against its directors and certain current and former executive officers. The complaint asserts claims under federal and state law including breaches of fiduciary duty, unjust enrichment, statutory violations and other violations of law. The Company is evaluating this lawsuit and intends to respond appropriately.

About Embarcadero Technologies

Embarcadero Technologies, Inc. (NASDAQ: EMBT) is a leading provider of strategic data management solutions that help companies to improve the availability, integrity, accessibility, and security of corporate data. Nearly 12,000 customers, including 97 of the Fortune 100, rely on Embarcadero Technologies solutions to maximize their return on corporate data assets and to meet the challenges of explosive data growth, escalating data security requirements, and complex, multi-platform data environments. Embarcadero Technologies is headquartered in San Francisco, CA. For more information, call 415/834-3131 or visit www.embarcadero.com.

Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties, including risks associated with non-compliance with NASDAQ listing requirements and the possible delisting of our securities, the ability of the Audit Committee to complete its review, any findings or restatements resulting from such review and fluctuations in quarterly results and other risks identified in the Company’s periodic filings with the Securities and Exchange Commission

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including, but not limited to, those appearing under the caption “Risk Factors” in the Company’s most recent Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Actual results, events, and performance may differ materially. Readers are cautioned not to place undue relevance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, the Company does not intend to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated events.

Embarcadero, the Embarcadero Technologies logos and all other Embarcadero Technologies product or service names are trademarks of Embarcadero Technologies, Inc. All other trademarks are property of their respective owners.

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